EXHIBIT 6.9

                                   AGREEMENT

Between:

     HAINAN XIN DAO TRADING LIMITED
     (Party A)

And

     SCOTT CHEN as the legal representative on behalf of ADVANCED GAMING TECHNOLOGY INC.
     1818 701 West Georgia  Vancouver B.C. V7Y 1C6

WHEREAS

A. Party A is a legally registered company in Haikou City Hainan, PRC that is engaged in a trading business.

B. Scott Chen (Chen) is a citizen of China and a permanent resident of the United States;

C. Party B is a company duly incorporated under the laws of Wyoming USA and has its international headquarters in Vancouver British Columbia Canada.

D. The parties have agreed to establish a cooperative enterprise in Haikou to own and operate an entertainment and amusement business in accordance with the terms of this agreement.

THEREFORE in consideration of the recitals, the following agreements made by each party to the other the parties agree on the following terms:

Principle

1. The parties according to the relevant laws and policies of the People's Republic of China, based on the principles of equality, honesty, mutual benefit and mutual sharing of risks and after friendly discussions, agree to enter into this contract to establish a co-operative enterprise to operate a specialized entertainment business (Business) in Haikou City at 1st fl Hainan Yifeng Chung 17 Lonkun Road North (Location).

Duties of parties

2.  Party A and Party B are responsible to complete their duties as follows:

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Party A

o to secure all regulatory approvals (Licences) necessary to operate the Business at the Location;

o    to provide all security for the Business;

o to incorporate a Chinese company with its shares being held by Chen on behalf of Party B and by Party A in the same proportion as the division of profits;

o    to issue the Licences to the Company;

o    to assist in the hiring and managing of the Business;

o    co-operate with Party B in all related matters business matters;

Party B

o to provide all capital required to purchase the equipment, make leasehold improvements, and provide working capital for the Business;

o    to provide all management for the Business;

o    cooperate with Party A in other business matters;

Management of the Business

3. A management committee will be formed to operate the Business which will have 5 members which Party A has 2 representatives AND Party B three members. The Chairman of the Company will be appointed by Party B and the General Manager will be appointed by the Management committee.

4. The fiscal year for the Company is from January 1 to December 31 each year. All accounting records, invoices, financial statements and books should be written in Chinese.

5. It is necessary to appoint a China registered accountant to supervise and audit the financial statements of the Company. Results have to be reported to the Management Committee.

Profit Sharing

6. The net profits of the Company which Party A will have 68% and Party B will have 32%.

Co-operation Time Limit

7.  For as long the Business continues.

Amendments, Changes & Termination of Contract

8. Any changes to this contract or its appendices have to be agreed and signed by Party A and Party B in writing to be effective.

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9.  If one party fails to carry out this  contract  or is in  serious  breach of contract and cause the Business to fail that party is deemed to terminate this contract without just cause. The other party is entitled to claim damages for their losses and to terminate this contract according to the provisions in this contract.

10. When natural disasters like earthquakes, storms, flooding, fire, war or other unpredictable conditions strike including changed government policies which directly affect the carrying out of the Business according to its terms and conditions, either parties can decide whether to terminate this contract, or to delete part of the contract duties, or to suspend the Business.

Settlement of Disputes

11. Any disputes of this contract or matters relating to this contract should be settled by a friendly discussion by the two parties. If disputes remain unsolved, it will be sent to arbitration. Arbitration should take place in by the China International Economy & Trade Committee according to its arbitration regulations.

12. In the process of arbitration, except the part that is in dispute under arbitration, the other parts of the contract should be carried out.

Assets upon disposal

13. Both parties agree that upon termination of the Business and the Company that the profits then remaining will be divided in accordance with the profit participation and if a loss that Party B will be responsible provided however that the equipment in the Location will be the sole property of Party B.

Language

14. This contract is written in both Chinese and English.

This contract is signed by authorized representatives from both parties in Haikou China on January 22nd, 1996.

Signed by:

Party B:  ADVANCED GAMING TECHNOLOGY INC.

Legal Representative: Scott Chen                        /s/ Scott Chen

Party A:  HAINAN XIN DAO TRADING LIMITED

Legal Representative: He LinBuo                         /s/ He LinBuo